Exhibit 99.1

News Release

For Immediate Release
December 9, 2025

For Further Information, Contact:
Hines Press Office
PressOffice@hines.com

HINES ANNOUNCES ACQUISITION OF TWO MIDWEST ASSETS TOTALING OVER $350 MILLION
Strategic Acquisitions on Behalf of Hines Global Income Trust Bringing Portfolio's Gross Asset Value to Over $6 Billion

(HOUSTON)– Hines, the global real estate investment manager, today announced that Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”) has recently acquired two assets in the Midwest:
▪Left Bank: a 451-unit Class A multifamily tower located in Chicago's West Loop.
▪Clay Terrace: a 493,000-square-foot, premier retail center with grocery tenancy located just north of Indianapolis.

“We continue to have strong conviction in the living and retail sectors, where durable demand, limited new supply, and long-term growth potential remain consistent themes,” said Alfonso Munk, Co-Head of Investment Management at Hines. “Both assets are well-located within high-performing Midwest markets, aligning with our strategy to acquire high-quality properties with strong fundamentals.”

These additions have increased the portfolio’s gross asset value to over $6 billion. Diversified by geography and sector, HGIT is focused on stable assets with strong long-term income and growth potential. Over three-fourths of its gross asset value is invested in the living, retail, and industrial sectors.

More on Left Bank
Left Bank is 94% occupied and features a mix of studios and one- to three-bedroom units. Located adjacent to the Chicago River, it offers protected river views and a robust amenity package, including an elevated amenity terrace, a fitness center, a lounge, grilling stations, and a business center with co-working space and conference rooms.

Chicago continues to demonstrate strong multifamily fundamentals, with limited new supply—just 1.5% of existing stock under construction. The West Loop submarket benefits from robust demand drivers, including proximity to major employment nodes, exceptional transit connectivity, and a vibrant live-work-play environment.

David Bach of Hines’ Midwest team led this acquisition.

More on Clay Terrace
Clay Terrace is a 95% leased, premier open-air retail center located in Carmel, Indiana—Indianapolis’ premier suburb. Anchored by Whole Foods and Dick’s Sporting Goods, the center features a strong mix of national brands, including Sweetgreen, Sephora, and Lululemon.

The property is situated at a high-visibility intersection and ranks as one of Indiana’s most frequently visited lifestyle centers with 4.1 million annual visits, according to Placer.ai. Clay Terrace also includes a 14.4-acre parcel entitled for multifamily development, allowing for densification potential.

Recognized as the #1 Best Place to Live in Indiana by Niche in 2025 and the #2 Best Place to Live in the U.S. by Livability in 2025, Carmel experienced 31% population growth since 2010, compared to 13% in the Indianapolis metro. Additionally, the Carmel submarket boasts a retail vacancy rate of just 1.4%, which is well below the 5.1% metro average, with no new supply currently under construction.

John Tomlinson and Will Renner, members of Hines’ Midwest team, led this acquisition.

About Hines Global Income Trust
Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a leading global real estate investment manager. We own and operate $91.8 billion1 of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 4,600 employees in 30 countries draw on our 68-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of June 30, 2025.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisitions described herein and HGIT’s ability to continue to build its investment portfolio in a manner that meets its investment objectives, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential long-term performance of these properties, future economic, competitive and market conditions, the availability to HGIT of additional buying opportunities, and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage these properties, risks associated with any economic downturn globally or in the regions where the properties are located, and other risks described in the “Risk Factors” section of HGIT’s Annual Report on Form 10K for the year ended December 31, 2024, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.